EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Emmaus Life Sciences, Inc.

Torrance, CA

We consent to the incorporation by reference in Registration Statements (No. 333-225100) on Form S-3 and (No. 333-150398), (No. 333-193016), (No. 333-225050), (No. 333-228835), and (No. 333-233718) on Form S-8 of Emmaus Life Sciences, Inc. of our report dated August 9, 2021 relating to the consolidated financial statements of Emmaus Life Sciences, Inc. appearing in this Annual Report on Form 10-K/A of Emmaus Life Sciences, Inc. as of December 31, 2020 and 2019 and for the years then ended.

/s/ BAKER TILLY US, LLP

San Diego, California

August 9, 2021